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EXHIBIT 99.1

Contact Information:
TeamStaff, Inc.                                     CCG Investor Relations
300 Atrium Drive                                    19900 MacArthur Blvd. #110
Somerset, NJ  08873                                 Irvine, CA  92612
(732) 748-1700                                      (949) 851-1109
T. Kent Smith, President & CEO                      Christi Mottola
                                                    Managing Partner
                                                    cmottola@aol.com

TEAMSTAFF ANNOUNCES FOURTH-QUARTER AND FISCAL 2003 FINANCIAL RESULTS AND POST-RESTRUCTURING GROWTH PLANS

SOMERSET, N.J., December 22, 2003 -- TeamStaff, Inc. (Nasdaq: TSTF) one of the nation's leading providers of healthcare staffing and specialty payroll services, today announced that it has filed its Form 10-K for the fiscal year ended September 30, 2003. Additionally, TeamStaff announced financial results for the fourth quarter and fiscal year ended September 30, 2003. As a result of TeamStaff's sale of its Professional Employer Organization (PEO) segment, all results reported in this release have been reclassified to show PEO and certain related corporate expenses as discontinued operations.

"Fiscal 2003 has been a year of transition for TeamStaff. The key changes we have made within our senior management group, together with the subsequent sale of the PEO division and the competitive advantages that are built into our medical staffing services, including our innovative VIP program, have positioned TeamStaff to expand its leadership role in the medical staffing industry," said TeamStaff's President and CEO, T. Kent Smith. "Now that we have sold the PEO operations in favor of segments with higher margins and more robust growth potential, we have refocused our vision and believe we have sufficient capital to make appropriate investments to grow our business and return to profitability."

"As the third-largest allied healthcare staffing provider, we believe that we are in the right place with the right technology and the right expertise to capitalize on the trend toward vendor consolidation in medical staffing," Mr. Smith continued. "This trend mirrors a similar phenomenon in contract IT staffing over the last several years, but it is still unfolding in our space. Our in-depth knowledge of our customers' needs and the innovative services we have developed to meet those needs position us for significantly improved performance as the medical staffing sector recovers."

TeamStaff's revenues from continuing operations for the three months ended September 30, 2003 were $13.3 million compared to $19.6 million in the same quarter last year. The 32% decrease is attributable to decreased revenues in the medical staffing division. Loss before discontinued operations was $0.2 million or $0.01 per share in the fourth quarter of 2003 compared to net income before discontinued operations of $0.3 million or $0.02 per share in the comparable quarter last year. Net loss was $0.7 million or $0.05 per share in the fourth quarter of fiscal 2003 versus breakeven in the fourth quarter of fiscal 2002. Net loss for the fourth quarter was affected by $0.6 million or $0.04 per share and $0.3 million or $0.02 per share loss from discontinued operations in fiscal year 2003 and fiscal year 2002, respectively.

TeamStaff's revenues from continuing operations for the fiscal year ended September 30, 2003 were $62.8 million compared to $79.8 million last year. The decrease is primarily attributable to decreased revenues in the medical staffing division as noted above. Loss before discontinued operations was $1.6 million compared to income before discontinued operations of $3.0 million last year. Loss from continuing operations in fiscal 2003 was affected by $2.5 million of expense accruals related to severance and supplemental retirement plan obligations to TeamStaff's former Chief Executive Officer and former Chief Financial Officer. Net loss was $28.9 million or $1.84 per share in fiscal year 2003 versus net income of $3.1 million or $0.19 per share in fiscal year 2002. Net loss in fiscal year 2003 was affected by a $27.3 million loss or $1.74 per share from discontinued operations. This loss was predominately due to the previously disclosed after-tax write-down of impaired goodwill and intangibles totaling $25.4 million. Net income in fiscal year 2002 was favorably impacted by $0.1 million or $0.01 per share from discontinued operations.

Commenting on TeamStaff's results and restructuring, Mr. Smith stated, "Our fiscal year results were significantly and negatively affected by our determination to write down impaired goodwill and intangibles associated with our PEO division in the second and third quarters. Additionally, in recent quarters the entire industry has experienced reduced


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demand for traveling nurses and allied health professionals. However, we believe the demand for temporary medical staffing will increase, driven by an improving economy, rising hospital admissions, an aging population and a chronically deepening shortage in the supply of registered nurses."

Mr. Smith continued, "As we continue the restructuring of TeamStaff, the sale of our PEO division not only has strengthened our balance sheet and improved our free cash position significantly, but has also given us the ability to focus on the strategic development of our TeamStaff Rx division. As we previously disclosed, we will be investing heavily in the development of our TeamStaff Rx sales team with a 'relationship' emphasis, with both inside and outside sales professionals who maintain constant interaction with existing and prospective clients. Additionally, our product development efforts have resulted in the introduction of our Vendor Integration Program (VIP), which provides both large and middle-market clients the opportunity to manage the entirety of their medical staffing needs quickly and efficiently through a web-based application. VIP centralizes management of our customers' multiple orders, vendors and locations while freeing them of much of the traditional associated paperwork and time-of-staff burdens, and not coincidentally, also provides them with significant savings in both hard and soft costs. While we feel confident in the direction of our revised TeamStaff Rx business strategy and the continued steady contribution to revenues provided by our DSi Payroll Services division, we believe it will take a few quarters for us to realize the positive benefits of our new efforts."

About TeamStaff:

Headquartered in Somerset, New Jersey, TeamStaff serves clients and their employees throughout the United States as a full-service provider of payroll and medical staffing solutions.

TeamStaff Rx provides medical allied health professionals and nurses to doctors' offices and medical facilities throughout the United States on a temporary or permanent basis and offers programs and services designed to assist medical facilities in managing their temporary staffing costs. DSi Payroll Services, TeamStaff's payroll processing division, provides customized payroll management and tax filing services to select industries, such as construction and general contracting.

For more information, visit the TeamStaff web site at www.teamstaff.com.

This press release contains "forward-looking statements" as defined by the Federal Securities Laws. TeamStaff's actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors, including but not limited to: (i) regulatory and tax developments; (ii) changes in direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology infrastructure;
(iv) ability to effectively implement its business strategies and operating efficiency initiatives, including, but not limited to, its new business strategy for TeamStaff Rx; (v) the effectiveness of sales and marketing efforts, including TeamStaff's marketing arrangements with other companies; (vi) changes in the competitive environment in the temporary staffing and payroll processing industry; and (vii) other one-time events and other important factors disclosed previously and from time to time in TeamStaff's filings with the U.S. Securities and Exchange Commission. These factors are described in further detail in TeamStaff's filings with the U.S. Securities and Exchange Commission.

For further information please contact: T. Kent Smith, President & CEO of TeamStaff, Inc., +1-732-748-1700; or Christi Mottola, Managing Partner, CCG Investor Relations, +1-949-851-1109, cmottola@aol.com, for TeamStaff, Inc.









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                         TEAMSTAFF, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                             FOR THE THREE MONTHS ENDED    FOR THE YEARS ENDED
                               Sept. 30,   Sept. 30,      Sept. 30,   Sept. 30,
                                 2003        2002           2003        2002

    REVENUES                   $13,316     $19,635        $62,805     $79,820

    DIRECT EXPENSES             10,713      15,993         50,615      63,796

        Gross profit             2,603       3,642         12,190      16,024

    SELLING, GENERAL AND
     ADMINISTRATIVE EXPENSES     2,942       3,268         14,766      12,085

    DEPRECIATION AND
     AMORTIZATION                   91           3            329         198

        (Loss) income from
         continuing operations    (430)        371         (2,905)      3,741

    OTHER INCOME (EXPENSE)
        Interest and other
         income                    125         230            601       1,117
        Interest and other
         expense                   (26)        (75)          (220)       (167)
                                    99         155            381         950

        (Loss) income before
         tax                      (331)        526         (2,524)      4,691

    INCOME TAX BENEFIT (EXPENSE)   140        (229)           930      (1,717)

        (Loss) income before
         discontinued operations  (191)        297         (1,594)      2,974

    (Loss) from discontinued
     operations, net of tax
     benefit                      (558)       (331)       (27,291)        101

        Net (loss) income        $(749)       $(34)      $(28,885)     $3,075

    EARNINGS PER SHARE
     - BASIC & DILUTED
        (Loss) income before
         discontinued
         operations             $(0.01)      $0.02         $(0.10)      $0.18
        (Loss) income from
         discontinued
         operations              (0.04)      (0.02)         (1.74)       0.01
        Net (loss) income       $(0.05)     $(0.00)        $(1.84)      $0.19

    BASIC AVERAGE SHARES
     OUTSTANDING                15,701      15,972         15,732      16,014

    DILUTED AVERAGE SHARES
     OUTSTANDING                15,701      16,028         15,732      16,183



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                         TEAMSTAFF, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (AMOUNTS IN THOUSANDS)

                                              September 30,    September 30,
                                                  2003             2002
    ASSETS

    CURRENT ASSETS
      Cash and cash equivalents                  $4,329          $12,455
      Restricted cash                             1,264              129
      Accounts receivable, net of allowance
       for doubtful accounts of $142 and
       $17 at September 30, 2003 and 2002         4,926            7,617
      Current deferred tax asset                     --            1,791
      Prepaid workers' compensation               3,645            2,341
      Other current assets                        1,447            3,069
        Total current assets                     15,611           27,402

    EQUIPMENT AND IMPROVEMENTS
      Furniture and equipment                     2,628            2,603
      Computer equipment                          1,073            1,025
      Computer software                           1,060              606
      Leasehold improvements                        146              129
                                                  4,907            4,363

      Accumulated depreciation and
       amortization                              (3,689)          (3,341)
                                                  1,218            1,022

    DEFERRED TAX ASSET                           14,875            6,680

    TRADENAME                                     4,199            4,199

    AMORTIZED INTANGIBLES - PENSION                  --              612

    GOODWILL                                      1,710            1,710

    OTHER ASSETS                                    555              915

    ASSETS HELD FOR SALE                         22,449           51,426

        TOTAL ASSETS                            $60,617          $93,966




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                         TEAMSTAFF, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (AMOUNTS IN THOUSANDS)

                                              September 30,    September 30,
                                                   2003             2002

    LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES
      Current portion of long-term debt             $61              $59
      Accounts payable                              669            1,400
      Accrued payroll                             2,856            1,784
      Deferred tax liability                        538               --
      Accrued expenses and other current
       liabilities                                3,181            6,222
        Total current liabilities                 7,305            9,465

    LONG-TERM DEBT, net of current portion           94              147
    ACCRUED PENSION LIABILITY                     1,724            1,271
    LIABILITIES HELD FOR SALE                    16,384           18,344
        Total liabilities                        25,507           29,227

    COMMITMENTS AND CONTINGENCIES

    SHAREHOLDERS' EQUITY
      Preferred stock, $.10 par value;
       authorized 5,000 shares;
       0 issued and outstanding                      --               --
      Common Stock, $.001 par value;
       authorized 40,000 shares;
       issued 16,267 and 16,229;
       outstanding 15,714 and 15,899                 16               16
      Additional paid-in capital                 65,256           65,200
      Retained (deficit) earnings               (27,572)           1,313
      Accumulated comprehensive losses             (273)            (142)
      Treasury Stock, 533 and 330 shares
       at cost                                   (2,317)          (1,648)
        Total shareholders' equity               35,110           64,739

      TOTAL LIABILITIES AND
       SHAREHOLDERS' EQUITY                     $60,617          $93,966


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Source: TeamStaff, Inc.



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